CONSULTING AGREEMENT

AGREEMENT effective as of this 1st day of August, 2007 (the "Effective Date") by and between Pipeline Data Inc. (hereinafter the "Company"), a Delaware corporation, and Capital Advisory Services (hereinafter “Advisor”). Together the Company and Advisor together may be referred to herein as the "Parties".

WHEREAS, the Company desires to engage the services of Advisor to perform advisory services to the Company as an independent contractor; and

WHEREAS, Advisor is willing to accept such engagement; and

NOW, THEREFORE, in consideration of the premises and other mutual agreements hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.         Responsibilities for which Advisor is Engaged; Acceptance of Engagement.

The Company agrees to, and hereby does, engage Advisor to perform the services and to discharge the duties of business, market, financial and opportunity advisor. Advisor will report directly to the CEO and to board of directors of the Company.

2.        Term. The respective duties and obligations of the contracting parties shall be for a period of three years commencing on the Effective Date and thereafter renewing for successive one year terms, each such term to commence on the successive anniversaries of the commencement date hereof, unless either party shall give ninety days' notice of intention to terminate prior to the expiration of any such term, and subject to earlier termination as hereinafter provided.

3.	Compensation.

(a) As compensation for the services contemplated by this Agreement, beginning the Company shall pay to Advisor the following amounts (the "Compensation"):

(i)	a base annual retainer of $120,000 payable on a pro rata monthly basis;

(ii)

at the end of each calendar year, the CEO and the Board of Directors (or compensation committee as appointed by the Board) shall review the work performed by Advisor and, based on such review, shall determine additional compensation due, which may include an incentive bonus, a performance bonus and an executive bonus based on the target bonus awards payable to the Company's executive officers;

(iii)	acceleration and vesting of all options upon a Change of Control of the Company (as defined below).

(b) The Company shall reimburse Advisor for all expenses reasonably incurred on its behalf.

(c)       The Company acknowledges and agrees that Advisor has provided advisory services to the Company regarding strategic issues involving a potential financial transaction amounting to $30,000 in cash fees. The Company acknowledges and agrees that Advisor may submit its bill for these amounts at any time after the earlier of January 1, 2008 or the completion of a change of control or merger involving the Company.

(d) The Company acknowledges and agrees that Advisor has provided advisory services to the Company regarding locating strategic capital and investment bankers to help recapitalize the Company. The Company acknowledges payment for this should be 150,000 shares of unregistered common stock of the company. The Company acknowledges and agrees that Advisor may submit its bill for these amounts at any time after the earlier of January 1, 2008 or the completion of a change of control or merger involving the Company.

4.         Nonassignment. No party hereto may assign any rights or obligations hereunder without the prior written consent of the other parties.

5.	Company Termination.

(a)       Notwithstanding any term of consultancy, provided for in paragraph 1 hereof, the Company shall have the right to terminate this Agreement immediately for any of the following causes:

(i)        Conviction of, or a plea of guilty or nolo contendere by Advisor to (A) any felony, or (B) any misdemeanor reflecting upon Advisor’s honesty or truthfulness;

(ii)       Fraudulent conduct by Advisor either in connection with her duties as an Advisor of the Company or otherwise;

(iii)     Material breach of any policy, rule, or regulation of the Company;

(iv)	the good faith determination of the Board of Directors that

Advisor has failed to perform his or her duties to the Company in a satisfactory manner; or

(v)       Advisor dies or suffers a permanent disability. For purposes of this Agreement, the term “permanent disability” shall mean a physical or mental incapacity of Advisor which renders Advisor unable to perform her duties hereunder and which shall continue for twelve (12) months during any period of eighteen (18) consecutive months. If Advisor's employment is terminated as a result of death or permanent disability, Advisor or her estate shall receive an amount which, when added to any disability benefits provided for by the Company, equals her Compensation until the twelve (12) month anniversary of the termination.

(b)	Notwithstanding the foregoing provisions of paragraph 5(a),

(i) In the event Advisor breaches clauses (ii), (iii) and (iv) of Section 5(a) of this Agreement, the Board of Directors shall provide Advisor written notice of the breach and shall provide Advisor at least a 30 day period in which to cure the breach to the Board’s good faith satisfaction; and

(ii) the Company shall retain the right to terminate Advisor's retention at any time without Cause. If Advisor 's retention hereunder shall be terminated by the Company for any reason other than for Cause (as defined in paragraph (a) above), or the Advisor terminates this Agreement for "Good Reason" as defined in Section 6 then Advisor shall be entitled to receive an amount equal to three (3) years of her then Compensation payable within 30 days.

6.	Change in Control.

(a)      In the event a Change in Control (as defined below) occurs during the term of this Agreement and prior to the earlier to occur of the first anniversary of the Change in Control or the expiration of the then-current term of this Agreement, (A) Advisor is terminated by the Company, but not for Cause, or (B) Advisor terminates, or gives notice of termination, for Good Reason (as defined below then, in lieu of any payment and benefits payable pursuant to Section 5 above, Advisor shall be entitled to payment and benefits as set forth below.

(b) If payment and benefits are required under this Section 6, the Company shall pay to Advisor (i) that portion of his unpaid $30,000 as set forth in section 3(c) of this Agreement and (ii) that portion of his undistributed 150,000 shares of unregistered Company common stock as set forth in section 3(d) of this Agreement, both to be paid no later than the tenth day following termination.

(c) As used herein, a "Change in Control" means the happening of any of the following:

(i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary thereof, any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

(e)     For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Advisor's express written consent:

(i)       the assignment to Advisor by the Company of duties inconsistent with Advisor's position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in Advisor's titles or offices as in effect immediately prior to a Change in Control, or any removal of the Advisor from or any failure to reelect Advisor to any of such positions; provided, that any such event that occurs in connection with the termination of employment for disability, for retirement, for Cause, as a result of Advisor 's death, or by Advisor other than for Good Reason, shall not fall within the purview of this Section 6(e)(i);

(ii)       a reduction by the Company in Advisor's Compensation as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(iii) Advisor 's relocation, as required by the Company, to any place other than the location at which Advisor performed Advisor 's duties prior to a Change in Control, except for required travel by Advisor on the Company's business to an extent substantially consistent with Advisor 's business travel obligations at the time of a Change in Control;

(iv)      any material breach by the Company of any provision of this Agreement; or

(v)      any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

7.    No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for Advisor to find reasonably comparable retention following the termination under Sections 5 and 6 hereof and that the non-competition covenant contained in Section 10 will further limit the opportunities for Advisor. Accordingly, the payment of the severance compensation by the Company to Advisor in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and Advisor will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other retention or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Advisor hereunder or otherwise.

8.   Legal Fees and Expenses. It is the intent of the Company that Advisor not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Advisor 's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Advisor hereunder. Accordingly, if it should appear to Advisor that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Advisor the benefits provided or intended to be provided to Advisor hereunder, the Company irrevocably authorizes Advisor from time to time to retain counsel of Advisor's choice, at the expense of the Company as hereafter provided, to advise and represent Advisor in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action in regard thereto, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the

Advisor's entering into an attorney-client relationship with such counsel, and in that connection the Company and Advisor agree that a confidential relationship will exist between Advisor and such counsel. Without respect to whether the Advisor prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Advisor in connection with any of the foregoing; provided that, in regard to such matters, Advisor has not acted in bad faith or with no colorable claim of success. Such payments will be made within five business days after delivery of

Advisor 's written requests for payment, accompanied by such evidence of reasonable fees and expenses incurred as the Company may reasonably require.

9.	Non-Solicitation and Confidentiality.

(a)       In consideration for the benefits Advisor is receiving hereunder, and for other good and valuable consideration, Advisor agrees that during the period beginning on the date hereof and ending twenty-four (24) months following the termination of Advisor 's retention by the Company for any reason whatsoever (or in the case of a Change of Control, for the same period as the period for which the severance is provided), Advisor directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not (i) solicit or hire any Consultant of the Company who was an employee of the Company at any time within the thirty (30) day period prior to the date of the termination of Advisor 's Consulting; or (ii) interfere with, disrupt or attempt to disrupt any present business relationship, contractual or otherwise existing as of the date of the termination of Advisor 's retention.

(b)       Advisor further agrees that during the period beginning on the date hereof and ending twenty-four (24) months following the termination of her retention (or in the case of a Change of Control, for the same period as the period for which the severance is provided), she will not voluntarily at any time, directly or indirectly, communicate, furnish, divulge or disclose to any individual, firm, association, partnership or corporation any confidential information (“Information”) relating to the Company or any of its subsidiaries or affiliates, including, but not limited to, any information concerning the financial condition, assets, personnel, procedures, techniques, customers and suppliers. The foregoing restrictions with respect to the Information shall not apply to any Information which (i) on the date hereof or thereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, in violation of the terms hereof, (ii) was available to such party on a non-confidential basis prior to its disclosure, (iii) becomes available to such party on a non-confidential basis from a source other than the other party or its representatives, which source was not itself bound by a confidentiality agreement, or (iv) is disclosed pursuant to any legal requirement or in connection with any legal process.

(c)       In consideration for the benefits Advisor is receiving hereunder, and for other good and valuable consideration, Consultant agrees that during the period beginning on the date hereof and ending twenty-four (24) months following the termination of Consultant's retention with the Company either for cause or upon the expiration of its term (or in the case of a Change of Control, for the same period as the period for which the severance is provided), Advisor directly or indirectly, whether as a shareholder, director, employee, officer or otherwise, shall not operate, develop, or own any interest (other than ownership of less than 5% of the equity securities of a publicly traded company) in any entity which engages in the business of providing credit card authorization, merchant payment processing services and related services and related software products anywhere in the world. Notwithstanding the foregoing, the Parties acknowledge Advisor's officership and ownership of a payment card issuing entity.

(d)       Advisor agrees and acknowledges that the violation of the covenants in this paragraph 6 would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Advisor represents that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. Consultant further represents and admits that time periods contained in this paragraph 10 are reasonably necessary to protect the interests of the Company and would not unfairly or unreasonably restrict Consultant.

(e)       For purposes of this paragraph 9 only, references to the Company shall include any and all subsidiary companies of the Company existing now and as of the date of termination of this Agreement.

10.	Indemnification and Insurance. The Company shall indemnify

Advisor with respect to matters relating to Advisor's services as an officer and/or director of the Company or any of its Affiliates (as hereinafter defined) to the extent set forth in the Company's Bylaws as amended from time to time and in accordance with the terms of any other indemnification which is generally applicable to executive officers of the Company or any of its Affiliates that may be provided by the Company or any such

Affiliate from time to time. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the Bylaws. The Company shall also cover the Advisor under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other Advisor officer or director of the Company. The provisions of this Section 10 shall survive the termination of the Advisor's retention for any reason and the term of this Agreement. "Affiliate" means, with respect to the Company, each individual, corporation, trust, partnership, limited partnership, association, limited liability company, joint stock association or other legal entity which controls, is controlled by, or is under common control with the Company.

11.       Notices. Any notice or other communication under this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested or by nationally recognized overnight courier service return receipt requested addressed to the respective parties as follows:

If to the Company:

PIPELINE DATA INC.

1515 Hancock Street, Suite 301,
Hancock Plaza
Quincy, Massachusetts 02169

If to Advisor:

CAPITAL ADVISORY SERVICES
370 Clayton Road

Scarsdale, New York 10583

Either of the above addresses may be changed at any time on 10 days' prior notice given as above provided.

12.       Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to its conflict of laws principles.

13.      Jurisdiction and Venue. The Company and Advisor acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in New York, New York or Northfolk County, Massachusetts and that, therefore, without limiting the jurisdiction or a venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of New York , Commonwealth of Massachusetts or the court of the United States, Southern District of New York or District of Massachusetts; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in the State of Delaware.

14.       Headings. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

15.       Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and may be changed or supplemented only by a written agreement signed by Advisor and the Company.

16.       Modification. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

17.       Enforceability; Severability. It is the intention of the Company and Consultant that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the laws of the State of New York, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. In the event that any provision of paragraph 9 relating to the time period shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, said time period shall be deemed to become and thereafter be the maximum time period that such court deems reasonable and enforceable.

18.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

19.       Independent Contractor. This Agreement shall not render Advisor an employee, partner, agent of, or joint venturer with the Company for any purpose. Advisor is and will remain an independent contractor in his relationship to the Company. Advisor promises to devote her best efforts and her full business attention to the performance of the services customarily incident to the office of General Advisor and to such other services as the Board may reasonably request.

20.                   The Company shall not be responsible for employment withholding taxes with respect to the Advisor’s compensation hereunder.

21.                   Return of Property. All documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Advisor in the course of her retention with the Company shall be and remain the sole property of the Company. Advisor agrees that, upon the termination of her retention, she shall return all such property (whether or not it pertains to proprietary information), and agrees not to make or retain copies, reproductions or summaries of any such property. Notwithstanding the foregoing, Advisor may retain her own work product.

IN WITNESS WHEREOF, the Company and Advisor have executed this Agreement as of the date first above written.

PIPELINE DATA INC.

/s/ MacAllister Smith

By:	MacAllister Smith

Title:	Chief Executive Officer

ADVISOR:
Capital Advisory Services

/s/ Jack Rubinstein

By:	Jack Rubinstein

Title:	Member

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